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              JEFFERSON BANCSHARES ANNOUNCES SECOND QUARTER RESULTS

Morristown, Tennessee -- (January 30, 2004) - Jefferson Bancshares, Inc. (Nasdaq: JFBI), the holding company for Jefferson Federal Bank, today reported a 16.9% increase in net income for the three months ended December 31, 2003 compared to the same period in 2002. Net income was $966,000, or $0.11 per diluted share, for the quarter ended December 31, 2003 compared to net income of $826,000, or $0.10 per diluted share, for the quarter ended December 31, 2002. The increase in earnings was primarily the result of an increase in net interest income combined with reduced provision for loan losses, which more than offset an increase in noninterest expense. For the six month period ended December 31, 2003, the Company recorded a net loss of $625,000 compared to net income of $1.8 million for the comparable period in 2002. The net loss for the six month period was due to the nonrecurring expense associated with the $4.0 million contribution to the Jefferson Federal Charitable Foundation. On July 1, 2003, Jefferson Federal Bank completed its conversion from the mutual holding company structure to the stock holding company structure. As part of the conversion, Jefferson Bancshares also formed the Jefferson Federal Charitable Foundation, which was funded with $250,000 and 375,000 shares of Jefferson Bancshares common stock. This stock and cash contribution was recorded as an expense of $4.0 million, or approximately $2.5 million after income taxes.

Net interest income increased $161,000, or 6.1%, to $2.8 million for the quarter ended December 31, 2003. The net interest margin decreased 51 basis points to 3.66% for the quarter ended December 31, 2003. The decline in net interest margin reflects growth in earning assets with lower yields due to current low market interest rates. Interest income decreased $304,000 or 7.0%, to $4.1 million for the current three month period. The average balance of interest earning assets increased $53.0 million to $306.3 million while the average yield on interest earning assets declined 159 basis points to 5.31%. The decline in the yield on interest earning assets was due to a combination of factors including the investment of conversion proceeds in short-term securities and a decrease in both the volume and average yield on loans. Interest expense decreased $465,000, or 26.9%, to $1.3 million for the quarter ended December 31, 2003 as the average balance of interest-bearing deposits decreased $7.9 million to $210.9 million, and the average rate paid declined 77 basis points to 2.35%. The interest rate spread was 2.93% and 3.76% for the quarters ended December 31, 2003 and 2002, respectively. For the six month period ended December 31, 2003, net interest income increased 4.5% to $5.6 million compared to $5.4 million for the comparable period in 2002. For the six months ended December 31, 2003, the interest rate spread declined to 2.94% from 3.79% for the same period in 2002. Net interest margin for the six months ended December 31, 2003 was 3.66% compared to 4.20% for the same period in 2002.


Noninterest income increased $17,000, or 7.2%, to $252,000 for the quarter ended December 31, 2003 primarily as a result of an increase in dividends from investments.

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For the six month period ended December 31, 2003, noninterest income decreased
$33,000, or 6.4%, to $486,000 due primarily to a decrease in gain on sale of investments.

Noninterest expense increased $210,000, or 16.1%, to $1.5 million for the three month period ended December 31, 2003, primarily due to expenses associated with the Employee Stock Ownership Plan. For the six month period ended December 31, 2003, noninterest expense totaled $7.1 million compared to $2.5 million for the same period in 2002. The $4.6 million increase was primarily attributable to the nonrecurring expense associated with the $4.0 million contribution to the Jefferson Federal Charitable Foundation and to expenses associated with the Employee Stock Ownership Plan.

Nonperforming assets totaled $2.0 million at December 31, 2003, compared to $3.0 million at June 30, 2003 and $4.2 million at December 31, 2002. The provision for loan losses decreased $547,000 for the six months ended December 31, 2003, as there were no additions to the allowance for loan losses during the period. The allowance for loan losses was $2.6 million, or 1.38% of gross loans, at December 31, 2003 compared to $2.7 million, or 1.40% of gross loans, at December 31, 2002. Net charge-offs amounted to $109,000 and $259,000 for the three and six month period ended December 31, 2003 compared to $165,000 and $553,000 for the comparable periods in 2002.

Total assets at December 31, 2003 were $314.8 million compared to $363.6 million at June 30, 2003. At June 30, 2003, orders received in the subscription and community offering totaled in excess of $105.0 million. Approximately $39.1 million of unfilled orders was returned to subscribers in the following quarter. Net loans increased $2.5 million, or 1.4%, to $182.5 million at December 31, 2003, compared to $180.0 million at June 30, 2003. Investment securities increased $36.1 million, or 47.3%, to $112.5 million at December 31 2003, compared to $76.4 million at June 30, 2003. The increase in investment securities is due primarily to the investment of conversion proceeds and the reinvestment of proceeds from called securities.

Total equity increased by $59.9 million to $96.5 million at December 31, 2003 due primarily to $64.5 million in net proceeds from the conversion. As a result of a net loss for the six month period combined with dividends paid to shareholders, retained earnings decreased $1.3 million to $31.4 million at December 31, 2003.

Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a federally chartered stock thrift institution headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services within its local communities through its main office and two drive through facilities in Morristown. More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website: www.jeffersonfederal.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes", "expects", "anticipates", "estimates", or similar expressions. Such forward-looking statements and all other statements that are not historic facts, are subject to risks and uncertainties which could cause actual results to

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differ materially from those currently anticipated due to a number of factors.
These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, and changes in the quality or composition of the Company's loan or investment portfolios. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated, or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Specific factors that could cause future results to vary from current management expectations may be detailed, from time to time in the Company's filings with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov.
----------------------

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith 423-586-8421
Jane P. Hutton 423-586-8421


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                           JEFFERSON BANCSHARES, INC.

                                              AT                 AT
                                         DEC. 31, 2003      JUNE 30, 2003
                                        ---------------    ---------------

FINANCIAL CONDITION DATA:
Total assets                              $ 314,780          $ 363,602
Loans receivable, net                       182,465            180,010
Cash and cash equivalents, and
    interest-bearing deposits                 7,700             96,543
Investment securities                       112,499             76,400
Deposits                                    215,661            324,247
Borrowings                                    2,000              2,000
Stockholders' equity                      $  96,561          $  36,625



                                  THREE MONTHS ENDED DECEMBER 31,   SIX MONTHS ENDED DECEMBER 31,
                                         2003           2002             2003       2002
                                  --------------  --------------  ------------  -----------------
OPERATING DATA:
Interest income                        $ 4,063         $ 4,367         $ 8,205     $ 8,944
Interest expense                         1,264           1,729           2,593       3,576
Net interest income                      2,799           2,638           5,612       5,368
Provision for loan losses                    -             240               -         547
Net interest income after
   provision for loan losses             2,799           2,398           5,612       4,821
Noninterest income                         252             235             486         519
Noninterest expense                      1,514           1,304           7,062       2,534
Earnings before income taxes             1,537           1,329            (964)      2,806
Total income taxes                         571             503            (339)      1,054
Net earnings                           $   966         $   826         $  (625)    $ 1,752

PER SHARE DATA:
Earnings per share, basic              $  0.12         $  0.10 *       $ (0.07)    $  0.22 *
Earnings per share, diluted            $  0.11         $  0.10 *       $ (0.07)    $  0.22 *
Dividends per share                    $  0.04         $ 0.029 *       $  0.08     $ 0.059 *

*   Per share amounts have been adjusted to reflect the exchange of shares in the conversion



                                             SIX MONTHS ENDED DECEMBER 31,
                                                2003               2002
                                             --------------     -----------

ALLOWANCE FOR LOAN LOSSES:
Allowance at beginning of period              $ 2,841            $ 2,696
Provision for loan losses                           -                547
Recoveries                                        174                278
Charge-offs                                      (433)              (831)
                                           ------------         ----------
Net charge-offs                                  (259)              (553)
                                           ------------         ----------
Allowance at end of period                    $ 2,582            $ 2,690
                                           ============         ==========

Net charge-offs to average outstanding
    loans during the period                      0.28%              0.58%


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                                   AT                AT                 AT
                               DEC. 31, 2003    JUNE 30, 2003      DEC. 31, 2002
                              --------------    -------------      -------------

NONPERFORMING ASSETS:
Nonaccrual loans:
    Real Estate                  $ 1,184            $ 1,739          $ 2,326
    Commercial business                -                  -                -
    Consumer                           5                 17               53
                              --------------    -------------      -------------
       Total                       1,189              1,756            2,379
                              --------------    -------------      -------------
Real estate owned                    846              1,227            1,775
Other nonperforming assets             1                 16               72
                              --------------    -------------      -------------

Total nonperforming assets       $ 2,036            $ 2,999          $ 4,226
                              ==============    =============      =============


                                                                  SIX                                      SIX
                                                              MONTHS ENDED          YEAR ENDED         MONTHS ENDED
                                                              DEC. 31, 2003       JUNE 30, 2003        DEC. 31, 2002
                                                              -------------       -------------        -------------
PERFORMANCE RATIOS:
Return on average assets                                              NM              1.32%                1.33%
Return on average equity                                              NM             10.25%               10.25%
Interest rate spread                                               2.94%              3.66%                3.79%
Net interest margin                                                3.66%              4.10%                4.20%
Efficiency ratio                                                 116.23%             45.30%               43.64%
Efficiency ratio (excludes $4.0 million
     contribution to the Charitable Foundation                    50.39%             45.30%               43.64%
Average interest-earning assets to
    average interest-bearing liabilities                         142.98%            117.67%              114.47%


CAPITAL RATIOS:
Tangible capital                                                  21.59%              9.75%               13.00%
Core capital                                                      21.59%              9.75%               13.00%
Risk-based capital                                                38.21%             21.06%               22.38%
Average equity to average assets                                  30.19%             12.90%               12.94%


ASSET QUALITY RATIOS:
Allowance for loan losses as a
    percent of total gross loans                                   1.38%              1.54%                1.40%
Allowance for loan losses as a
    percent of nonperforming loans                               217.16%            161.79%              113.07%
Nonperforming loans as a percent
    of gross loans                                                 0.63%              0.95%                1.24%
Nonperforming assets as as percent
    of total assets                                                0.65%              0.82%                1.62%
